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ROPER INDUSTRIES, INC. AND SUBSIDIARIES                          EXHIBIT 11 (B)
STATEMENT RE: COMPUTATION OF FULLY- DILUTED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)




                                           Three Months Ended              Six Months Ended
                                                 April 30,                     April 30,
                                            1996            1995        1996             1995
                                       ---------------------------    --------------------------
Net Earnings                           $     5,653   $     4,214     $    14,462     $     7,452
                                       ==========================    ============================

Common and common equivalent shares
  used to compute earnings per share:

Weighted average number of common
  shares outstanding                    14,990,509    14,867,898       14,980,515      14,836,601

Common stock equivalents-stock
  options (a)                              455,108       209,197          437,495         214,120
                                       --------------------------    ----------------------------
Weighted average common and common
  equivalent shares outstanding         15,445,617    15,077,095       15,418,010      15,050,721
                                       ==========================    ============================

Net earings per common share            $     0.37    $     0.28       $     0.94      $     0.50
                                       =========================     ============================

(a) Employee stock options outstanding are included in the calculation of fully diluted earnings per share by applying the "Treasury Stock" method. Such calculations are made using the highest of the average daily market prices or the market price at the end of quarter, in order to reflect the maximum potential dilution.






    for the period.